Exhibit 10.23

                      January 1996

MERIT INCENTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

This plan constitutes an agreement between Tennessee Valley Authority (TVA) and its managerial employees who are subject to it.  The primary purpose of this plan is to provide managerial employees with income to supplement retirement benefits received from the TVA Retirement System, the Civil Service Retirement System, or the Federal Employees Retirement System.  The plan also provides for hardship withdrawals subject to conditions set forth below.

Section 1  Definitions
"Manager" includes any officer or employee of TVA who at any time during the fiscal year is employed in a Vice President or Senior Manager Pay Group position in TVA's Manager and Specialist Schedule or any other employee designated by the Board, but not including the members of the TVA Board of Directors.
"Interest" is the computed average interest rate payable by the U.S. Treasury upon its total marketable public obligations as of the beginning of the fiscal year as calculated by the United States Department of the Treasury pursuant to Section 15d of the TVA Act.
"Account" includes each calendar year subaccount within the account.
"Retirement" includes termination of service for any reason by a TVA manager who has five years of TVA service or without regard to length of service if the manager is receiving a disability retirement allowance under the TVA Retirement System or a disability retirement annuity under the Civil Service Retirement System or the Federal Employees Retirement System.
"Board" means the Board of Directors of TVA.
"Committee" means a group of three persons consisting of the Senior Vice President, Human Resources, who will chair the Committee, and two additional members appointed by the Board.
"Return" means the change in the value of the mutual fund or funds designated by the manager, as calculated by the recordkeeper.
"Recordkeeper" means the organization selected by the Senior Vice President, Human Resources, to provide and administer the investment return alternatives from which the managers may choose.

Section 2  Retirement Credits
A.
There shall be established for each manager an account on TVA's books in the name of the manager.  Each manager's account may consist of a 1979-1980 Subaccount, and such additional calendar year subaccounts as TVA may establish from time to time.

B.
From time to time the Board or the Board's designee, in the sole discretion of the Board or its designee, shall determine the amount, if any, to be credited to each individual manager's account.  Amounts so credited prior to January 1, 1981, shall be credited to the 1979-1980 Subaccount.  Amounts so credited during subsequent calendar years shall be credited to the respective calendar year subaccount.

C.	The Board (or its designee) may consider such factors as the following in determining the amounts to be credited:
1.	meritorious performance;
2.	the feasibility of providing a basic management-wide pension credit, taking into account each manager's basic salary;
3.	providing TVA managers with total compensation equivalent to prevailing rates in corporate, professional, and other public organizations;
4.	the need to use pension credits for recruitment purposes;
5.	lost annual leave; and
6.	such other factors as may be deemed appropriate.
D.
Interest on the balance of each subaccount in each manager's account shall be credited to each subaccount at the end of each month through March 31, 1996, and at the end of each business day thereafter.

E.
Beginning effective April 1, 1996, in lieu of the interest provided in 2.D above, each manager may elect to have all or a portion of their account adjusted by the return as of the end of each business day in accordance with the funds selected by the manager under procedures established by the Recordkeeper, provided, however that each manager who retired prior to January 1, 1996, and who is owed payments under this plan shall continue to receive payments calculated based on accrued interest and not return.  TVA is not responsible for the effect of decisions by any manager who elects to receive the return provided herein.  Such decisions shall be the sole responsibility of the manager.

Section 3  Benefits
The total amount credited to each manager's account or accounts shall be paid by TVA in the following manner.
A.	Retirement
1.
Upon a manager's retirement the balance of each of the manager's subaccounts shall, as elected by the manager pursuant to section 3.A.2., be paid to the manager in a lump sum or in 5, 10, or 15 annual installments.

a.
As to the subaccounts the manager has elected to receive in a lump sum, the balance in each subaccount, including all accrued interest and return, shall be paid to the manager not later than the last day of the first full calendar month following retirement.

b.
As to the subaccounts the manager has elected to receive in installments, the balance in each subaccount shall be paid in the following manner.  On the last day of the first full calendar month following retirement the manager shall be paid a sum equal to balance in the subaccount divided by the number of annual installments elected by the manager pursuant to section 3.A.1 including all accrued interest and return.  Further installments shall be paid on the same date in each of the succeeding years.  The amount of each installment shall be determined by dividing the balance in the subaccount, including all accrued interest and return as of that date, by the number of payments remaining to be made.

2.
A manager's election of a retirement benefit pursuant to section 3.A.1.a. or 3.A.1.b. filed before January 1, 1981, shall apply to amounts credited to the manager's 1979-1980 Subaccount and is irrevocable and effective pursuant to the terms of this plan in effect at the time the election was filed.  Effective on and after January 1, 1981, prior to TVA crediting any amount to a manager's current calendar year subaccount, each manager may irrevocably elect in writing to have the balance of the manager's current year subaccount paid to the manager pursuant to either section 3.A.1.a. or 3.A.1.b.  In the absence of an election, the balance of the manager's subaccount shall be paid pursuant to section 3.A.1.a.  Notwithstanding any other provision of this plan, each manager as of January 1, 1996, may make a one-time irrevocable election in accordance with the conditions established by the Senior Vice President, Human Resources, to change any election of retirement benefit executed prior to that date.

3.
Any manager whose account balance is $25,000 or less at the time he or she retires shall be paid that balance in a lump sum not later than the last day of the first full calendar month following termination.

B.
Termination Prior to Retirement - Upon the termination for any reason (other than disability) of a manager who does not have five years of TVA service, the balance of the manager's account, including accrued interest and return, shall be paid to the manager in a lump sum not later than the last day of the first full calendar month following the termination.

C.
Death Benefits - Upon receipt of proper proof of the death of a manager who shall have died in service, or a former manager who had been receiving payments under section 3.A.1.b. above, the balance remaining in the manager's account, including accrued interest and return, shall be paid in a lump sum to such person or persons, if any, as the manager shall have nominated by written designation filed with the Treasurer prior to the manager's death.  In the absence of any designation of beneficiary, payment shall be made in the following order of precedence:

1)	to the widow or widower of the manager,
2)	if there is no widow or widower, to the child or children of the manager and descendants of deceased children by representation,
3)	if none of the above, to the parents of the manager or the survivor of them,
4)	if none of the above, to the duly appointed legal representative of the estate of the manager,

5)	if none of the above, to the person or persons entitled to it under the laws of the domicile of the manager at the time of death.
Payment shall be made on the last day of the first full calendar month following the manager's death.
D.
Financial Hardship - In the event of a financial hardship, a manager may apply to withdraw all or part of the total amount credited to the Manager's account.  The withdrawal shall be granted upon a determination of the Committee, in the Committee's sole discretion that the amount withdrawn is reasonably required to satisfy the hardship need.  This determination shall be final and conclusive as to all parties.  A financial hardship shall mean immediate and heavy financial needs occurring in the personal affairs of a manager such as:

1)	need for housing;
2)	need for the education of the manager, the manager's spouse, or children;
3)	need due to destruction of property;
4)	need due to accident, sickness, or temporary disability affecting the manager or any member of the manager's immediate family;
5)	need due to a death in the manager's immediate family.
Financial hardship withdrawals will be credited against the subaccounts in a manager's account in chronological order, starting with the earliest subaccount.

E.
Lump-Sum Cash Out of Certain Accounts - TVA may in its sole discretion pay any retired manager whose account balance on January 1, 1996, is $25,000 or less, the entire amount of that balance in a lump sum.

Section 4  Administration of Plan
A.
The Board shall have control over and responsibility to oversee the general administration of the plan; the Board or the Board's designee shall approve all credits to managers' accounts.  The Board shall authorize all amendments to the plan.  The Committee shall approve all hardship withdrawals.

B.
As requested, each Vice President shall annually recommend amounts to be credited to the account of each manager within that office, based on the factors listed in 2.C. above.  In making such recommendations, Vice Presidents shall describe the basis for them.

C.
The Treasurer shall maintain an account in the name of each manager and credit to each account interest, return, and such other amounts as may be approved.  The Treasurer shall make payments to managers and beneficiaries pursuant to this plan.

D.
The Senior Vice President, Human Resources, shall have sole and exclusive responsibility for resolving any dispute regarding this plan as it affects any manager below the level of Vice President.  The Board shall have exclusive responsibility for resolving any such dispute as it affects any Vice President.  The decisions of the Board or the Senior Vice President, Human Resources, as appropriate, in these matters and the decision of the Board or the Board's designee in all other matters pertaining to the plan's operation shall be final and conclusive as to all parties.
E.	As necessary, the Office of the General Counsel shall provide legal advice pertaining to the plan.

Section 5  Restoration to Service After Retirement
If a manager who has retired is restored to full-time service with TVA, the manager's pension payments under section 3.A. of this plan shall be suspended and the amount, if any, remaining in that manager's account shall continue to accrue interest or return, and shall be credited with any subsequent amounts that may be approved, until that manager's termination from service.  At such subsequent retirement, pension payments under 3.A. shall resume.  Part-time employment, or employment under a personal services contract, shall not affect the payment of a manager's benefits under section 3.A.

Section 6  Assignments Prohibited
No transfer, assignment, pledge, seizure, or other voluntary or involuntary alienation or encumbrance of any benefit provided under the plan will be permitted or recognized other than as specifically provided in this plan.  In the event of any such attempted alienation or encumbrance (including specifically, but without limitation, any attempted attachment, levy, execution, garnishment, or other legal process affecting such benefit), the Board may in its uncontrolled discretion declare the said benefit to be temporarily or permanently forfeited by the manager and, in lieu of paying the same to or for the manager, may in its uncontrolled discretion pay or apply such benefit temporarily or permanently to or for the use of any persons who are dependents of, or are related by blood, by marriage, or by adoption to, such manager, or the Board may in its uncontrolled discretion cause such benefit to revert to the general funds of TVA.
TVA may offset amounts owed to it by a manager against amounts payable to a manager under this plan.

Section 7  No Trust is Created
No trust in favor of any manager is created by this plan, and in the absence of any attempted assignment prohibited under section 6, managers shall have the rights of general creditors of TVA with respect to amounts credited their accounts established by this plan.

Section 8  Amendments to Plan
This plan may be amended as authorized by the Board from time to time as it deems appropriate.

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